EXHIBIT 10.1

Approved by the Board of Directors
December 21, 2005

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN

AMENDMENT AND RESTATEMENT - 2005

The National Penn Bancshares, Inc. Executive Incentive Plan is hereby amended and restated in its entirety as follows:

Since formation, National Penn Bancshares, Inc. ("NPB"), as a holding company for National Penn Bank (the "Bank"), has maintained in effect the executive incentive plan originally adopted by the Bank on July 26, 1978. NPB now desires to amend and restate the terms of the plan in a written document as set forth herein.

The National Penn Bancshares, Inc. Executive Incentive Plan (the "Plan") is a variable award compensation arrangement for selected members of executive management. The purpose of the Plan is to motivate executives to meet and exceed established financial goals and to promote a superior level of performance relative to competitive banking institutions. Through payment of incentive compensation beyond a salary, the Plan provides reward for meeting and exceeding the established financial goals as well as recognition of individual achievements for certain employees.

1. Definitions. The following terms have the meanings specified below, unless the context in which they are used otherwise requires:

(a) "Affiliate" means any corporation which is included within a "controlled group of corporations" including NPB, as determined under Section 1563 of the Internal Revenue Code of 1986, as amended ("Code").

(b) "Award" means the "Cash Award" and the "Matching Deferral" a Participant may earn in a Plan Year.

(c) "Cash Award" means the amount payable to a Participant in cash within 75 days of the close of the Plan Year in which it is earned. It consists of the company performance award determined under Paragraph 3 and Schedule B and the individual performance award determined under Paragraph 4 and Schedule B.

(d)  "CEO" means the Chief Executive Officer of NPB.

(e) "Change in Control or Ownership" means any of the following:

(i) a change in ownership of NPB, which is deemed to occur when an acquisition by any "person" or "group" (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934) of "beneficial ownership" (within the meaning of Rule 13d-3 under such Act) acquires stock of NPB that taken together with the equity securities held by such person or group constitutes more than 50% of the combined voting power or combined fair market value of NPB's stock then outstanding;

(ii) a change in the effective control of NPB, which is deemed to occur when (A) any one person, or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the most recent acquisition by such person or group) ownership of the stock of NPB possessing 35% or more of the total voting power of such stock or (B) a majority of NPB's Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of election; or

(iii) a change in the ownership of a substantial portion of NPB's assets, which is deemed to occur on the date that any one person or more than one person acting as a group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from NPB that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of NPB immediately prior to such acquisition or acquisitions.

The existence of any of the foregoing events shall be determined based on objective standards an in complete accordance with the requirements of Section 409A of the Code and regulations thereunder so that any accelerated distribution resulting from a Change in Control or Ownership does not result in a violation of Section 409A of the Code.

(f)  "Committee" means the Compensation Committee of the Board of Directors of NPB.

(g)  "Employer" means NPB or the Affiliate which employs the Participant.

(h)  "Individual Award Fund" or "Fund" means the pool of funds generated, based on the formula established by the Committee that may, but is not required to be, distributed to Plan Participants as individual performance awards.

(i)  "Matching Deferral" means the amount determined and approved by the Committee, expressed as a percentage of an annual Cash Award received by a Participant under this Plan.

(j)  "Participant" means an eligible officer or employee of NPB or an Affiliate who is designated by the CEO and approved by the Committee for participation in the Plan for the relevant Plan Year, or a person who was such at the time of his retirement, death, disability or resignation and who retains, or whose beneficiaries obtain, benefits under the Plan in accordance with its terms.

(k)  "Plan Year" means the calendar year.

(l) "Tax Deferral" means that portion of the Cash Award payable to a Participant under the Plan which the Participant elects, pursuant to Schedule C attached hereto and made a part hereof, to defer payment in accordance with the Plan.

2. Plan Participation.

(a)  To be eligible for an Award under this Plan for a Plan Year, a Participant must be in the active full-time service of NPB or an Affiliate at the close of the Plan Year, continue to be employed as of the Cash Award payment date for the Plan Year, and be in a position with substantial responsibilities.

(b)  Prior to January 31 of each Plan Year, the CEO shall recommend to the Committee, in writing, those employees that the CEO recommends for eligibility for such Plan Year. The Committee shall meet as soon as practicable thereafter and act upon the recommendations of the CEO. Those employees approved by the Committee shall be entitled to participate in the Plan for such Plan Year.

(c)  Each year, the Committee shall classify the Participants into varying participation levels, as specified on Schedule A attached to this Plan, and shall specify defined Cash Award formulae for each category. Participants and their participation level will be listed on Schedule A attached to this Plan. This schedule will be revised each year, as appropriate.

(d) At the Committee’s discretion, the Committee may act upon the recommendation of the CEO (or concerning CEO participation, on their own behalf), to remove a Participant from the Plan during a Plan Year.

3. Company Performance Goals.

(a) Performance goals and appropriate financial thresholds shall be established each Plan Year by the Committee prior to January 31st of that Plan Year. The established goals shall relate to the financial performance of NPB or an Affiliate or unit thereof.

(b) The performance goals for a Plan Year will be shown on Schedule B attached to this Plan. This schedule shall be revised each year, as appropriate. There may be multiple goals and each goal may be weighted differently in the award calculation.

(c)  Each Participant will be in a performance goal level which has a threshold, target, and optimum performance award amount with related company performance measures. Company performance falling between threshold and target and target and optimum will be interpolated. Company performance above optimum will create higher performance award amounts which are increased at a rate which is one-half the rate of increased award between target and optimum. Additional performance points between the threshold and optimum may also be established for varying business conditions.

(d) An Award to a Participant is conditioned on the satisfactory performance of such Participant, as determined by the Committee in its sole discretion.

4. Individual Performance Awards.

The Fund for a Plan Year for individual performance awards is 20% of the total of the company performance goals payable for that Plan Year. Individual performance goal payments are in addition to the company performance portion of the Cash Award and may range from 0% of the individual Participant’s base pay to 20% of the individual’s base pay (with the exception of Category A Participants whose individual performance payments are limited to 20% of that year’ company performance goal payment amount). The Committee, in its discretion, may distribute all, a portion or none of the Fund for a particular Plan Year.

5. Distribution of Awards.

(a) Cash Awards to Participants not deferred pursuant to Subparagraph (b) below shall be payable in cash as soon as practicable after the close of the Plan Year, but in any event not later than March 15th following the close of the Plan Year. Appropriate tax withholdings will be made through the payroll system.

(b) Participants may elect to have the payment of all or a portion of their Cash Awards deferred, i.e., the Tax Deferral amount. Such election shall be made before the beginning of the relevant Plan Year and shall be in the form of Schedule C attached to this Plan. The Committee shall cause an account to be established on the Employer's books for each Participant who elects a deferral (the "Individual Tax Deferral Account"). The Account shall be credited, as of the last day of each calendar quarter, with interest calculated at the rate paid on the National Penn Investors Trust Company Money Market account for such quarter. For the quarter of deferral, the credit shall reflect deferral from January 1st. For the quarter of payment, no credit shall be made.

(c)  (i) The Committee shall cause an account to be established on the Employer's books for each Participant (the "Matching Deferral Account"), with subaccounts for each Plan Year, and shall credit annually the Matching Deferral Account with an amount equal to the Matching Deferral of such Participant for a Plan Year. The Matching Deferral Account shall be credited, as of the last day of each calendar quarter, with interest calculated at the rate paid on the National Penn Investors Trust Company Money Market account for such quarter. For the quarter of deferral, the credit shall reflect deferral from January 1st. For the quarter of payment, no credit shall be made.

(ii) If, at the end of the fifth Plan Year following the Plan Year for which a particular Matching Deferral was credited to a Participant, such Participant is still employed by NPB or an Affiliate or has retired at age 60 or later or has died on or before the last day of such Plan Year, such Participant's Individual Matching Deferral Account reflecting that Matching Deferral and interest thereon shall be credited by the Employer with an additional amount equal to that Matching Deferral plus interest.

(iii) For purposes of this subparagraph 5(c), a Participant shall be deemed to be still employed by NPB or an Affiliate as of the last day of any Plan Year on which a balance exists in such Participant's Matching Deferral Account if such Participant is no longer then performing services on behalf of NPB or such Affiliate as a result of such Participant's disability. For purposes this provision, a Participant shall be deemed to have terminated service due to disability if the Participant qualifies for disability benefits under his Employer's long term disability benefit plan.

(d)  In the event of a Participant's death after December 31st of a Plan Year but prior to receipt of his or her Cash Award earned hereunder the Cash Award for such Plan Year plus all deferred amounts, including the Matching Deferral earned for the Plan Year preceding death, shall be paid, within thirty (30) days of the last day of the calendar quarter during which the Participant’s death occurred, to the Participant's designated beneficiary under the Employer's group life insurance plan or, in the absence of a valid designation, to the Participant's estate.

6.  Manner of Payment Tax Deferral Amounts.

The amount credited to a Participant's Individual Tax Deferral Account shall be paid to such Participant in one lump sum or in annual installments. The actual manner of distribution will be in accordance with the Participant's election made in conjunction with the deferral election, the form of which is attached hereto as Schedule C. If a Participant elects installment payments, the amount of each installment shall be determined by dividing the Account balance as of the preceding December 31st by the number of payments remaining to be made, including the current payment.

7. Funding.

(a) Deferred obligations under the Plan shall be paid from the general assets of NPB or an Affiliate.

(b) NPB, or an Affiliate, in its sole discretion, may earmark assets or other means to meet the deferred obligations under the Plan. Any assets which may be earmarked to meet NPB's or an Affiliate's deferred obligations under the Plan shall continue for all purposes to be part of the general funds of NPB or an Affiliate and no person other than NPB or the Affiliate shall by virtue of the provisions of the Plan have any interest in such assets. To the extent a Participant or his beneficiary acquires a right to receive deferred payments from NPB or an Affiliate under the Plan, such right shall be no greater than the right of any unsecured general creditor of NPB or an Affiliate.

(c) Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between NPB or an Affiliate and a Participant or any other person.

8.  Plan Administration.

(a) The Committee shall, with respect to the Plan, have full power and authority to construe, interpret and manage, control and administer the Plan, and to pass and decide upon cases in conformity with the objectives of the Plan under such rules as the Board of Directors of NPB may establish.

(b) Any decision made or action taken by the Board of Directors of NPB or the Committee arising out of, or in connection with the administration, interpretation, and effect of the Plan shall be at their absolute discretion and shall be conclusive and binding on all parties.

(c) The members of the Committee and the members of the Board of Directors of NPB shall not be liable for any act or action, whether of omission or commission, made in connection with the interpretation and administration of the Plan and which results in a loss, damage, expense or depreciation, except when due to their own gross negligence or willful misconduct.

9. Amendment and Termination.

NPB reserves the right to amend the Plan from time to time and to terminate the Plan at any time. All amendments, including any amendment to terminate the Plan, shall be adopted by the Board of Directors of NPB.

10. Change in Control or Ownership.

(a) Subject to the further terms and provisions of this Paragraph 10, the Plan shall automatically terminate on the date that a Change in Control or Ownership shall occur, without necessity of any action by the Board of Directors of NPB.

(b) If a Change in Control or Ownership shall occur, each Participant's Matching Deferral Account shall be credited, as of the day immediately preceding the date on which such Change in Control or Ownership occurred, with additional amounts as follows: An amount equal to each Plan Year Balance (being the amount of the Matching Deferral as increased by interest through the close of the quarter preceding the Change in Control or Ownership) shall be credited by the Employer to such Participant's Matching Deferral Account (such additional amounts are referred to herein as "Change in Control Matching Contributions").

(c) If a Change in Control or Ownership shall occur, the Employer shall pay each Participant a cash amount equal to the total amounts credited, as of the date such Change in Control or Ownership occurred, to (i) such Participant's Matching Deferral Account (including all Change in Control Matching Contributions made pursuant to subparagraph (b) hereof) and (ii) such Participant's Individual Tax Deferral Account, if any. The Employer shall pay such total amounts to the Participants within thirty (30) days of the termination of the Plan (as provided in subparagraph (a) hereof).

11. Effective Date.

The initial effective date of the Plan shall be January 1, 1984. The effective date of this Plan as amended and restated shall be January 1, 2006, except as provided with in Paragraph 12.

12. Transition and Compliance Rules.

(a) Notwithstanding any provision of the Plan to the contrary, if any portion of any Award becomes payable within six months of the Participant's separation from service and the Committee determines that such Participant is a "specified employee", payment shall be deferred until the first day of the calendar month that is at least six months after the Participant's separation from service.

(b) Notwithstanding any provision of the Plan as heretofore effective, no Participant shall be permitted to make an election (i) to defer any Cash Award other than the Participant's initial election with respect to a Cash Award or (ii) to defer any Matching Deferral beyond the automatic deferral period.

(c) An election to defer a Cash Award shall be irrevocable.

(d) An election with respect to the mode or time of payment of a deferred Cash Award shall be irrevocable.

(e) To the extent this Plan provides for deferred compensation under a nonqualified deferred compensation plan subject to Section 409A of the Code, no distribution, no acceleration of distribution and no Participant election shall be permitted other than as expressly set forth in the Plan and as permitted by Section 409A((a)(2),(3) and (4) of the Code, respectively.

(f) The provisions of this Paragraph 12 and the definition of Change in Control or Ownership shall apply to all amounts deferred under the Plan, including amounts deferred prior to the effective date of this amended and restated Plan.

13. Miscellaneous Provisions.

(a) The Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the service of NPB or an Affiliate or any right or claim to a benefit under the Plan unless such right or claim has specifically accrued under the terms of this Plan.

(b) NPB or an Affiliate reserves the right to withhold from the gross amount any amounts payable hereunder, amounts it determines are required to be withheld to satisfy applicable federal, state or local income or payroll tax requirements

(c) The captions of the several paragraphs and subparagraphs of this Plan are inserted for convenience of reference only and shall not be considered in the construction hereof.

(d) Whenever any word is used herein in the singular form, it shall be construed as though it were used in the plural form, as the context requires, and vice versa.

(e) A masculine, feminine or neuter pronoun, whenever used herein, shall be construed to include all genders as the context requires.

(f) This Plan may be executed in any number of counterparts, each of which shall be deemed one and the same instrument which may be sufficiently evidenced by any one counterpart.

(g) Except to the extent pre-empted by federal law, this Plan shall be construed, administered, and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

(h) The Board of Directors of NPB may adjust the financial targets and/or awards generated under this plan for extraordinary gains and losses to best reflect the overall interests of the shareholders.

SCHEDULE A

Participants for the __________ Plan Year consist of Categories ___________________.

It is anticipated that the following named persons will meet the eligibility requirements for participation as of December 31, _________.

Named participants are classified accordingly:

CATEGORY A (___ persons) (name and grade level)

CATEGORY B (____ persons) (name and grade level)

CATEGORY C (____ persons) (name and grade level)

[INSERT NAMES AND GRADE LEVELS]

SCHEDULE B

NATIONAL PENN BANCSHARES, INC.

EXECUTIVE INCENTIVE PLAN

_______ PERFORMANCE GOALS AND AWARD SCHEDULE

[SUBJECT TO CHANGE]

Awards pursuant to the Plan will not be made unless the internal and external performance goals set forth below are met.

Company Portion
(Yr.) Earnings Per Share

	Threshold	Market Target	NPB Target	Optimum
	$	$	$	$

Category	% of Base Salary
A	20%	40%	50%	60%
B	15%	27.5%	33.8%	40%
C	12%	20%	24%	28%

Individual Portion
All	0%-20%	0%-20%	0%-20%	0%-20%

Parameters:

❑	No Awards will be paid for performance under threshold.

❑
An Individual Award Fund equal to 20% of the total Performance Goal portion of the Cash Award is available for distribution to individuals for individual performance. These individual additional awards may not exceed 20% of the participant’s base pay (except for Category A which is capped at 20% of the Company performance award amount).

❑	Cash Awards for performance between threshold and target and target and optimum will be interpolated.

❑	Performance above optimum will result in awards interpolated at one half the rate of increase between target and optimum.

❑	A participant must be continued to be employed through award payment date to receive an award.

❑
The Committee in its sole discretion may determine that an individual participant’s performance is not satisfactory for a Plan Year and that such participant will not receive any award under this Plan for such Plan Year.

Individual Matching Account - For _____ (yr.) the Individual Matching Deferral Account will be established at _____% of each individual’s Cash Award (inclusive of any elective deferral from that award) as determined above.

SCHEDULE C

NATIONAL PENN BANCSHARES, INC.
EXECUTIVE INCENTIVE PLAN
DEFERRAL ELECTION LETTER

TO THE COMMITTEE:

In accordance with the National Penn Bancshares, Inc. Executive Incentive Plan, as amended and restated in 2005, I hereby request to defer receipt of that portion of any Cash Award earned by me (to the extent provided in Paragraph 2 below) for services rendered as an eligible Participant in the Plan during the calendar year specified below. This election shall be governed by all of the provisions of the Plan.

1.	This request shall be effective beginning with calendar year _________.

2.	This request shall apply to ________________________ of my Cash Award. (Expressed as "all" or a designated dollar or percentage limitation.)

3.	My deferred award and the interest thereon shall become payable on the January 1 next following the date I retire or otherwise cease to be employed by NPB or an Affiliate of NPB.

4.	I irrevocably elect that, when payable, my deferred Cash Award and the interest thereon shall be paid to me as indicated below:
( ) In one lump sum.

( ) In a series of five annual installments.

( ) In a series of ten annual installments.

I agree that such terms and conditions shall be binding upon my beneficiaries, distributees, and personal representatives.

Unless noted below, my beneficiaries shall be the same as designated for my group life insurance.

____________________________	____________________________________________
Date	Signature of Participant

Approved By:

____________________________	____________________________________________
Date	Signature of the Chairman of the Committee